Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement"), dated as of April 26 2021, (the “Effective Date”), by and between QUANTUM COMPUTING INC., a Delaware corporation (the "Company"), and Robert Liscouski, an individual and resident of the State of Virginia (the “Executive”). The Company and Executive are hereinafter sometimes referred to collectively as the “Parties” and individually as a “Party.”

WlTNESSETH:

WHEREAS, Executive is currently employed by the Company pursuant to an Employment Agreement (the “Original Employment Agreement”) dated as of February 15, 2018;

WHEREAS, the Company agrees to continue to employ the Executive and the Executive agrees to continue to be employed by the Company on the terms and conditions set forth therein.

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained, the Company and Executive hereby agree as follows:

1. Employment and Location. The Company hereby employs Executive, and Executive hereby accepts employment by the Company, on the terms and conditions hereinafter set forth.

2. Duties and Responsibilities.

(a) Position and Duties. Commencing as of the Effective Date, Executive shall serve in the position of Chief Executive Officer. During the Employment Term, Executive shall (i) be subject to all of the Company’s policies, rules and regulations applicable to its executives, and (ii) perform such duties commensurate with Executive’s position as shall be assigned to Executive.

(b) Standard of Performance. Executive agrees that he will at all times faithfully and industriously and to the best of his ability, experience, and talents perform all the duties that may be required of and from him pursuant to the terms of this Agreement and consistent with his position. Such duties shall be performed at such place or places as the interests, needs, business, and opportunities of the Company shall reasonably require or render advisable.

(c) Exclusive Service.

(i) Executive shall devote substantially all of his business energies and abilities and substantially all of his productive time to the performance of his duties under this Agreement (reasonable absences during holidays and vacations excepted), and shall not, without the prior written consent of the Company, render to others any service of any kind (whether or not for compensation) that, in the opinion of the Company, would materially interfere with the performance of his duties under this Agreement, and

(ii) Executive shall not, without the prior written consent of the Company, maintain any affiliation with, whether as an agent, consultant, Executive, officer, director, trustee or otherwise, nor shall he directly or indirectly render any services of an advisory nature or otherwise to, or participate or engage in, any other business activity.

3. Term of Employment. This Agreement and the employment relationship and terms hereunder shall continue from the Effective Date for (i) an initial term of 3 years (the “Initial Term”) to be automatically renewed for consecutive one-year terms at the end of the Initial Term unless either party gives at least 90 days written notice of its intention not to renew prior to the expiration of a term, or (ii) until Executive’s employment is terminated by either the Company or Executive pursuant to Section 5 (the “Employment Term”).

4. Compensation. During the Employment Period, the Company shall pay the amounts and provide the benefits described in this Section 4, and Executive agrees to accept such amounts and benefits in full payment for Executive’s services under this Agreement.

(a) Base Salary. The Company shall pay Executive a base salary at the rate of Four Hundred Thousand dollars ($400,000) per year (the “Base Salary”), in accordance with the customary payroll practices of the Company applicable to executives. During the Employment Term, the Company’s Board of Directors (the “Board”) or the Compensation Committee of the Board shall review the Base Salary and may provide for such increases (but not decreases) in Base Salary as it may, in its sole and absolute discretion, deem appropriate.

(b) Equity Compensation. The Company shall issue to the Executive 150,000 stock options (the “Annual Options”) to purchase shares of common stock of the company at a price per share equal to 110% of the fair market price of the common stock at the day of issuance annually, commencing on the first anniversary of the Effective Date hereof, under and subject to all of the provisions of the Company’s bona fide stock option plan (the “Plan”) then in effect. The Annual Option will vest over three years from date of its grant with one-third (1/3) of the Annual Option vesting on the date of grant, and the remainder of the Annual Option vesting in equal monthly installments thereafter according to the terms of the Plan and applicable award agreement. Not withstanding the foregoing, all unvested equity compensation shall be forfeit upon termination “For Cause” as described further herein.

(c) Bonus Plans.

(i) To induce the Executive to enter into this Agreement and upon execution thereof, Executive shall be eligible to receive a one-time signing bonus of 250,000 options to purchase common stock, at fair market value of the Company (the “Signing Bonus”) with an additional bonus of 250,000 options to purchase common stock, at fair market value, upon an uplisting to a senior stock exchange such as NASDAQ or NYSE and subject to plan approval.

(ii) Executive shall be eligible to receive a discretionary “Performance Bonus” of up fifty percent (50%) of Base Salary, for each calendar year during the Employment Term, subject to Executive achieving the performance milestones that are established and approved by the Board within 60 days following the beginning of such fiscal year, to be calculated and paid within 30 days after the end of the fiscal year in which such bonus was earned; provided, however, that the Company may delay the calculation and payment of any portion of such bonus which is based on the attainment of a revenue, earnings or similar milestone until the completion of the audit of the Company’s financial statements for the fiscal year in question subject to Employee achieving the performance milestones that as set forth each year as reflected in Addendum A hereto. The company may waive the requirement to achieve any or all of the annual milestones based on circumstances determined by the Board of Directors.

(iii) Executive shall further be entitled to participate in such bonus programs and plans as the Company makes available from time to time to Company Executives of comparable status, subject to, and to the extent that, Executive is eligible under such bonus programs and plans in accordance with their respective terms.

(d) Fringe Benefits. Subject to Section 4 (e) below, Executive will be entitled:

1. to participate, on the same basis as other Executives of the Company, in any medical, dental, vision, life, short-term and long-term disability insurance and flexible spending accounts (subject to certain co-payments by Executive). Executive’s participation in such plans shall be subject to all terms and conditions of such plans, including Executive’s ability to satisfy any medical or health requirements imposed by the underwriters of any insurance policies paid to fund the plans; and

2. to participate, on the same basis as other Executives of the Company, in the Company’s 401(k) plan, with said participation subject to all terms and conditions of such plans.

(e) Deduction from Compensation. The Company shall deduct and withhold from all compensation payable to Executive all amounts required to be deducted or withheld pursuant to any present or future law, ordinance, regulation, order, writ, judgment, or decree requiring such deduction and withholding.

5. Termination of Employment Period. Executive’s employment under the terms of this agreement may terminate upon the occurrence of any of the following:

5.1 Termination for Cause. At the election of the Company, for “Cause,” upon written notice by the Company to Executive. For the purposes of this Section, “Cause” for termination shall be deemed to exist upon the occurrence of any of the following:

a. Executive’s conviction or entry of nolo contendere to any felony or a crime involving moral turpitude, fraud or embezzlement of Company property; or

b. Executive’s dishonesty, gross negligence or gross misconduct that is materially injurious to the Company or material failure to perform her/his duties under this Agreement which has not been cured by Executive within 10 days after he/she shall have received written notice from the Company stating with reasonable specificity the nature of such failure to perform; or

c. Executive’s illegal use or abuse of drugs, alcohol, or other related substances that is materially injurious to the Company.

5.2 Voluntary Termination by the Company. At the election of the Company, without Cause.

5.3 Death or Disability. Upon the death or disability of Executive. As used in this Agreement, “disability” shall occur when Executive, due to a physical or mental disability, for a period of 90 days in the aggregate whether or not consecutive, during any 360-day period, is unable to perform the services contemplated under this Agreement. However, upon Executive’s Death or Disability, all stock awards, including restricted stock and option awards, subject to this Agreement shall be immediately vested as of the date of such Disability or Death, whichever is applicable, and shall be delivered, subject to any requirements under this Agreement, to the Executive, in the event of his or her Disability, or in the event of the Executive’s Death, to the beneficiary or beneficiaries designated by the Executive, or if the Executive has not so designated any beneficiary(ies), or no designated beneficiary survives the Executive, such shares shall be delivered to the personal representative of the Executive’s estate.

5.4 Termination for Good Reason. Subject to the notice and cure periods set forth in Section 6.5, at the election of Executive for “Good Reason” (as defined below), upon written notice by the Executive to the Company.

5.5 Voluntary Termination by Executive. At the election of Executive, without. Good Reason, upon not less than 30 days prior written notice by him/her to the Company.

6. Effect of Termination.

6.1 Termination for Cause, at the Election of Executive, or at Death or Disability. In the event that Executive’s employment is terminated for Cause, the Company shall have no further obligations under this Agreement other than to pay to Executive Base Salary and accrued vacation through the last day of Executive’s actual employment by the Company. In the event that Executive’s employment is terminated upon Executive’s death or disability, or at the election of Executive, the Company shall have no further obligations under this Agreement other than (i) to pay to Executive, in a single lump sum upon such termination, Base Salary and accrued vacation through the last day of Executive’s actual employment by the Company and (ii) to pay to Executive, in a single lump sum, pro rata portion of any bonus (to the extent earned prior to such termination) for the fiscal year in which termination occurs, pursuant to Section 4(c).

6.2 Voluntary Termination by the Company, or for Good Reason. In the event that Executive’s employment is terminated during the term of this Agreement without Cause, or by Executive’s resignation for Good Reason, and Executive executes a release in favor of the Company substantially in the form annexed hereto as Exhibit A, not later than 30 days after Executive’s employment terminates, and the period in which Executive is entitled to revoke such release has expired without any such revocation, then the Company shall continue to pay to Executive the annual Base Salary in effect immediately prior to such termination for the twelve- month period following Executive’s last day of employment. In addition, the Company shall continue Executive’s coverage under and its contributions towards Executive’s health care, dental, and life insurance benefits on the same basis as immediately prior to the date of termination, except as provided below, for the twelve-month period following Executive’s last day of employment. In addition to the foregoing amounts, the Company shall pay Executive in a single lump sum, a pro rata portion of any bonus (to the extent earned prior to such termination) for the year in which termination occurs, pursuant to Section 4(c). Notwithstanding the foregoing, subject to any overriding laws, the Company shall not be required to provide any health care, dental, or life insurance benefit otherwise receivable by Executive if Executive is actually covered or becomes covered by an equivalent benefit (at the same cost to Executive, if any) from another source. Any such benefit made available to Executive shall be reported to the Company.

6.3 Notwithstanding any other provision of this Agreement with respect to the timing of payments under Section 6, if, at the time of the Executive’s termination, the Executive is deemed to be a “specified employee” of the Company within the meaning of Section 409A(a)(2)(B)(i) of the Code, then only to the extent necessary to comply with the requirements of Section 409A of the Code, any payments to which the Executive may become entitled under Section 6 which are subject to Section 409A of the Code (and not otherwise exempt from its application) will be withheld until the first business day of the seventh month following the date of termination, at which time the Executive shall be paid an aggregate amount equal to six months of payments otherwise due to the Executive under the terms of Section 6, as applicable. After the first business day of the seventh month following the date of termination and continuing each month thereafter, the Executive shall be paid the regular payments otherwise due to the Executive in accordance with the terms of Section 6, as thereafter applicable.

6.4 Upon Executive’s termination without Cause during the term of this Agreement, or as a result of Executive’s resignation for Good Reason during the term of this Agreement, all stock options granted by the Company and then held by Executive shall be accelerated and become fully vested and exercisable as of the date of Executive’s termination.

6.5 As used in this Agreement, “Good Reason” means, without Executive’s written consent, (a) a “material diminution” (as such term is used in Section 409A of the Code) of the duties assigned to Executive (provided, however, that no termination of Executive’s service as a member of the Board, regardless of the reason therefore, shall constitute a “material diminution” of Executive’s duties for purposes of this Section 6.5); or (b) a material reduction in Base Salary or other benefits (other than a reduction or change in benefits generally applicable to all executive employees of the Company); or (c) relocation to an office more than 50 miles further from Executives current residence in Virginia than the Company’s current location in the greater Washington, DC metropolitan area is located from such residence; or (d) a “Change of Control” of the Company, as that term is defined in the Control Plan; or (e), the acquisition (other than an acquisition directly from the Company) by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the then outstanding shares of voting stock of the Company (the “Voting Stock”); provided, however, that any acquisition by the Company or its subsidiaries, or any employee benefit plan (or related trust) of the Company or its subsidiaries of (i) 50% or more of the then outstanding Voting Stock, or (ii) Voting Stock which has the effect of increasing the percentage of Voting Stock owned by any such individual, entity or group to 50% or more of the then outstanding Voting Stock, shall not constitute a Change of Control. In the event Executive resigns for Good Reason within twelve (12) months after a Change of Control or acquisition, as defined in (d) or (e) above, Executive shall receive, in addition to any severance to which he/she is entitled under § 5.2 of the Employment Agreement as amended, an additional sum equal to twelve (12) months of his/her base salary then in effect. Notwithstanding the occurrence of any of the events enumerated in this Section 6.5, no event or condition shall be deemed to constitute Good Reason unless (i) Executive reports the event or condition which the Executive believes to be Good Reason to the Board, in writing, within 45 days of such event or condition occurring and (ii) within 30 days after the Executive provides such written notice of Good Reason, the Company has failed to fully correct such Good Reason and to make the Executive whole for any such losses.

6.6 The provisions of this Section 6 and the payments provided hereunder are intended to be exempt from or to comply with the requirements of Section 409A of the Code, and shall be interpreted and administered consistent with such intent. To the extent required for compliance with Section 409A, references in this Agreement to a “termination of employment” shall mean a “separation of service” as defined by Section 409A. It is further intended that each installment of the payments provided hereunder shall be treated as a separate “payment” for purposes of Section 409A. Neither the Company nor Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

7. Covenants of Executive.

(a) Executive will truthfully and accurately make, maintain and preserve all records and reports that the Company may from time to time reasonably request or require;

(b) Executive will obey all rules, regulations and reasonable special instructions applicable to Executive, and will be loyal and faithful to the Company at all times, constantly endeavoring to improve Executive’s ability and knowledge of the business in an effort to increase the value of Executive’s services to the mutual benefit of the Parties;

(c) Executive will make available to the Company any and all of the information of which Executive has knowledge relating to the business of the Company or any of the Company's other Subsidiaries and will make all suggestions and recommendations which Executive feels will be of benefit to the Company;

(d) Executive will fully account for all money, records, goods, wares and merchandise or other property belonging to the Company of which Executive has custody, and will pay over and deliver the same promptly whenever and however he may be reasonably directed to do so;

(e) Executive acknowledges that as a condition of employment, he must sign and comply with the Executive Confidential Information and Inventions Assignment Agreement attached hereto as Exhibit A, which prohibits unauthorized use or disclosure of the Company’s proprietary information, among other obligations;

(f) Executive agrees that upon termination of his employment hereunder he will immediately surrender and turn over to the Company all books, records, forms, specifications, formulae, data, processes, papers and writings related to the business of the Company, and all other property belonging to the Company, together with all copies of the foregoing, it being understood and agreed that the same are the sole property, directly or indirectly, of the Company;

(g) Executive understands that in his performing work for the Company, he will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to Executive has an obligation of confidentiality. Rather, Executive further understands that he will be expected to use only that information which is generally known and used by persons with training and experience comparable to his own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. Executive agrees that he will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom Executive has an obligation of confidentiality. Executive hereby represents that he have disclosed to the Company any contract he has signed that may restrict Executive’s activities on behalf of the Company.

(h) Executive acknowledges and understands that the securities of the Company are publicly traded and subject to the Securities Act of 1933 and the Securities Exchange Act of 1934. As a result, Executive acknowledges and agrees that (i) he is required under applicable securities laws to refrain from trading in securities of the Company while in possession of material nonpublic information and to refrain from disclosing any material nonpublic information to anyone except as permitted by this Agreement in connection with the performance of Executive’s duties hereunder, and (ii) he will communicate to any person to whom Executive communicates any material nonpublic information that such information is material nonpublic information and that the trading and disclosure restrictions in clause (i) above also apply to such person.

8. Nondisclosure and Noncompetition.

8.1 Proprietary Information.

(a) Executive agrees that all information and know-how, whether or not in writing, of a private, secret or confidential nature concerning the Company’s business or financial affairs (collectively, “Proprietary Information”) is and shall be the exclusive property of the Company. By way of illustration, but not limitation, Proprietary Information may include inventions, products, processes, methods, techniques, formulas, designs, drawings, slogans, tests, logos, ideas, practices, projects, developments, plans, research data, financial data, personnel data, computer programs and codes, and customer and supplier lists. Executive will not disclose any Proprietary Information to others outside the Company except in the performance of his/her duties or use the same for any unauthorized purposes without written approval by an officer of the Company, either during or after his employment, unless and until such Proprietary Information has become public knowledge or generally known within the industry without fault by Executive, or unless otherwise required by law.

(b) Executive agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings, or other written, photographic, electronic or other material containing Proprietary Information, whether created by Executive or others, which shall come into his custody or possession, shall be and are the exclusive property of the Company to be used by Executive only in the performance of her/his duties for the Company.

(c) Executive agrees that his/her obligation not to disclose or use information, know-how and records of the types set forth in paragraphs (a) and (b) above, also extends to such types of information, know-how, records and tangible property of subsidiaries and joint ventures of the Company, customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to Executive in the course of the Company’s business.

8.2 Inventions.

(a) Disclosure. Executive shall disclose promptly to an officer or to attorneys of the Company in writing any idea, invention, work of authorship, whether patentable or un-patentable, copyrightable or un-copyrightable, including, but not limited to, any computer program, software, command structure, code, documentation, compound, genetic or biological material, formula, manual, device, improvement, method, process, discovery, concept, algorithm, development, secret process, machine or contribution (any of the foregoing items hereinafter referred to as an “Invention”) Executive may conceive, make, develop or work on, in whole or in part, solely or jointly with others. The disclosure required by this Section applies (a) to any invention related to the general line of business engaged in by the Company or to which the Company planned to enter during the period of Executive’s employment with the Company and for one year thereafter; (b) with respect to all Inventions whether or not they are conceived, made, developed or worked on by Executive during Executive’s regular hours of employment with the Company; (c) whether or not the Invention was made at the suggestion of the Company; and (d) whether or not the Invention was reduced to drawings, written description, documentation, models or other tangible form.

(b) Assignment of inventions to Company Exemption of Certain Inventions. Executive hereby assigns to the Company without royalty or any other further consideration Executive’s entire right, title and interest in and to all Inventions which Executive conceives, makes, develops or works on during employment and for one year thereafter, except as limited by 8.2(a) above and those Inventions that Executive develops entirely on Executive’s own time after the date of this Agreement without using the Company’s equipment, supplies, facilities or trade secret information unless those Inventions either (a) relate at the time of conception or reduction to practice of the Invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company; or (b) result from any work performed by Executive for the Company.

(c) Records. Executive will make and maintain adequate and current written records of all Inventions. These records shall be and remain the property of the Company.

(d) Patents. Executive will assist the Company in obtaining, maintaining and enforcing patents and other proprietary rights in connection with any Invention covered by Section 8.2. Executive further agrees that his obligations under this Section shall continue beyond the termination of his employment with the Company, but if he is called upon to render such assistance after the termination of such employment, he shall be entitled to a fair and reasonable rate of compensation for such assistance. Executive shall, in addition, be entitled to reimbursement of any expenses incurred at the request of the Company relating to such assistance.

9. NO COMPETITION AND NON SOLICITATION.

(a) During Executive’s employment with the Company and for a period of 12 months after the termination of Executive’s employment with the Company for any reason or for no reason, Executive will not directly or indirectly, absent the Company’s prior written approval, render services of a business, professional or commercial nature to any other person or entity in the area of quantum computing development or such other services or products provided by the Company at the time employment terminates in any geographical area where the Company does business at the time this covenant is in effect, whether such services are for compensation or otherwise, whether alone or in conjunction with others, as an employee, as a partner, or as a shareholder (other than as the holder of not more than 1% of the combined voting power of the outstanding stock of a public company), officer or director of any corporation or other business entity, or as a trustee, fiduciary or in any other similar representative capacity.

(b) During the Executive’s employment with the Company and for a period of 12 months after the termination of Executive’s employment for any reason or for no reason, Executive will not, directly or indirectly, recruit, solicit or induce, or attempt to recruit, solicit or induce any employee or employees of the Company to terminate their employment with, or otherwise cease their relationship with, the Company.

(c) During the Executive’s employment with the Company and for a period of 12 months after termination of Executive’s employment for any reason or for no reason, Executive will not, directly or indirectly, contact, solicit, divert or take away, or attempt to solicit, contact, divert or take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts, of the Company.

10. Amendment and Waiver. This Agreement may not be changed orally but only by written documents signed by the Party against whom enforcement of any waiver, change, modification, extension or discharge is sought; however, the amount of compensation to be paid to Executive for services to be performed for the Company hereunder may be changed from time to time by the Parties by written agreement without in any other way modifying, changing or affecting this Agreement or the performance by Executive of any of the duties of his employment with the Company. Any such written agreement shall be, and shall be conclusively deemed to be, a ratification and confirmation of this Agreement, except as expressly set forth in such written amendment. The waiver by any Party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any subsequent breach thereof, nor of any breach of any other term or provision of this Agreement.

11. Notice. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (a) three business days after being received by registered or certified mail, return receipt requested, postage prepaid, or (b) three business days after being sent for next business day delivery, fees prepaid, via a reputable nationwide overnight courier service, in the case of the Company, to its principal office address, and in the case of Executive, to Executive’s residence address as shown on the records of the Company, or may be given by personal delivery thereof.

12. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be valid and enforceable under applicable law, but if any provision of this Agreement shall be invalid, unenforceable or prohibited by applicable law, then in lieu of declaring such provision invalid or unenforceable, to the extent permitted by law (a) the Parties agree that they will amend such provision to the minimal extent necessary to bring such provision within the ambit of enforceability, and (b) any court of competent jurisdiction may, at the request of either party, revise, reconstruct or reform such provision in a manner sufficient to cause it to be valid and enforceable.

13. Entire Agreement. This Agreement, together with the Executive Confidential Information and Inventions Assignment Agreement, forms the complete and exclusive statement of Executive’s employment agreement with the Company. It supersedes any other agreements, representations or promises made to Executive by anyone, whether oral or written. Changes in Executive’s employment terms, other than those changes expressly reserved to the Company’s discretion in this Agreement, require a written modification signed by an officer of the Company.

14. Force Majeure. Neither of the Parties shall be liable to the other for any delay or failure to perform hereunder, which delay or failure is due to causes beyond the control of said Party, including, but not limited to: acts of God; acts of the public enemy; acts of the United States of America or any state, territory or political subdivision thereof or of the District of Columbia; fires; floods; epidemics, quarantine restrictions; strike or freight embargoes. Notwithstanding the foregoing provisions of this Section 14 in every case the delay or failure to perform must be beyond the control and without the fault or negligence of the Party claiming excusable delay.

15. Arbitration. All disputes concerning compliance with or the interpretation of this Agreement, or any other aspect of Executive’s employment with the Company or the termination of that employment, shall be resolved by a single arbitrator under the Employment Dispute Rules then obtaining of the American Arbitration Association. The decision of the arbitrator shall be final and binding. Notwithstanding the foregoing, any claims by the Company concerning Executive’s compliance with the Nondisclosure and Noncompetition provisions of this Agreement are excluded from the scope of this Arbitration provision and may be brought in any court of competent jurisdiction. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the Commonwealth of Virginia without regard to principles of conflicts of laws thereunder.

16. Recovery of Litigation Costs. If any legal action or other proceeding is brought for the enforcement of this Agreement or any agreement or instrument delivered under or in connection with this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing Party or Parties shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

17. Successors.

(a) No rights or obligations of Executive under this Agreement may be assigned or transferred by Executive other than Executive’s rights to payments or benefits hereunder, which may be transferred only by will or the laws of descent and distribution. Upon Executive’s death, this Agreement and all rights of Executive hereunder shall inure to the benefit of and be enforceable by Executive’s beneficiary or beneficiaries, personal or legal representatives, or estate, to the extent any such person succeeds to Executive’s interests under this Agreement. Subject to compliance with the terms of any Company sponsored benefit plan, Executive shall be entitled to select and change a beneficiary or beneficiaries to receive following Executive’s death any benefit or compensation payable hereunder by giving the Company written notice thereof. In the event of Executive’s death or a judicial determination of Executive’s incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to Executive’s beneficiary(ies), estate or other legal representative(s).

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and permitted assigns.

(c) The Company shall have the right to assign this Agreement to any successor of substantially all of its business or assets, and any such successor shall be bound by all of the provisions hereof.

18. Governing Law. This Agreement and the rights and obligations of the Parties shall be governed by and construed and enforced in accordance with the substantive laws of Commonwealth of Virginia without regard to principles of conflicts of laws thereunder.

19. Counsel. The parties acknowledge and represent that, prior to the execution of this Agreement, they have had an opportunity to consult with their respective counsel concerning the terms and conditions set forth herein. Additionally, Executive represents that he has had an opportunity to receive independent legal advice concerning the taxability of any consideration received under this Agreement. Executive has not relied upon any advice from the Company and/or its attorneys with respect to the taxability of any consideration received under this Agreement. Executive further acknowledges that the Company has not made any representations to him with respect to tax issues.

20. No Punitive Damages. If any dispute arises regarding the application, interpretation or enforcement of any provision of this Agreement, including fraud in the inducement, the parties hereby waive their right to seek punitive damages in connection with said dispute.

21. Multiple Counterparts. This Agreement may be executed in multiple counterparts each of which shall be deemed to be an original but all of which together shall constitute but one instrument.

[Signatures on Next Page]

EXECUTED as of the day and year first above set forth.

QUANTUM COMPUTING INC.

By:
/s/ Robert Liscouski

EXECUTIVE

By:	/s/ Christopher Roberts
CFO, Quantum Computing Inc.

AMENDED AND RESTATED EMPLOYMENT AGREEMENT ADDENDUM A

Performance Milestones for 2021

Robert Liscouski

NASDAQ Uplist
Recruit Independent Board Member for Audit Cmte	Q1/21
Uplist	Q2/21
Build Sales Team
Hire Sales Team	Q3/21 – Q1/21
Hire Sales CRO	Q1/21
Partner Relationships
Amazon Relationship	Q1/21
Solutions Provider	Q2/21
Hardware Provider	Q3/21
Sales
Achieve first sales	Q2/21
Grow Sales	Q4/21
Hire VP Marketing	Q1/21
Develop PR Presence	Q1/21
Develop Product Marketing Strategy	Q2/21
Corp Strategic Plan ‘22/23	Q2/21
Define M&A Strat	Q2/21
Execute M&A Strat	Q4/21
Build Corp Infrastructure	Q3&4/21
Recruit Additional Independent Board Members	Q3/Q4/21
Management Infrastructure for Growth	Q4/21
Raise Additional Capital (as needed)	Q4/21